UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2013

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CAMAC ENERGY INC.

(Exact name of registrant as specified in its charter)

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Delaware	001-34525	30-0349798
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1330 Post Oak Blvd., Suite 2250, Houston, Texas 77056

(Address of principal executive offices) (Zip Code)

(713) 797-2940

(Registrant's telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[x]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement

Transfer Agreement

On November 19, 2013, CAMAC Energy Inc. (the “Company”) entered into a Transfer Agreement (the “Transfer Agreement”) with CAMAC Petroleum Limited (“CPL”), CAMAC Energy Holdings Limited (“CEHL”), CAMAC International (Nigeria) Limited (“CINL”) and Allied Energy Plc (“Allied”, together with CEHL and CINL, the “Allied Parties”), pursuant to which the Company, through its wholly owned subsidiary CPL, agreed to acquire Allied’s remaining economic interests in a production sharing contract (the “PSC”) and related assets, contracts and rights pertaining to those certain Oil Mining Leases 120 and 121 (the “OMLs”) located offshore Nigeria, which include the currently producing Oyo Field (the “Assets”). Under the terms of the Transfer Agreement, the Company will acquire the Assets from Allied in exchange for $170 million in cash, 497,454,857 shares of the Company’s common stock and a $50 million convertible subordinated promissory note (the “Acquisition”). The transfer of the Allied Parties’ contractual rights to the PSC will be accomplished by novation of all of Allied’s and CINL’s right, title and interest in and to the PSC through a novation agreement (described below), which has been executed by the Company, CPL and the Allied Parties but will not become effective until the closing of the Acquisition. Upon completion of the Acquisition as contemplated by the Transfer Agreement, the Company will own a 100% economic interest in the PSC covering the OMLs.

To fund the cash portion of the consideration to be paid by the Company for the Assets, and a portion of anticipated capital expenditures for development of the Oyo Field, the Company has entered into a share purchase agreement (described below) with the Public Investment Corporation (SOC) Limited, a state-owned company registered and duly incorporated in the Republic of South Africa (“PIC”), for the private placement of an aggregate of 376,884,422 shares of the Company’s common stock in exchange for an aggregate cash investment of $270 million (the “Private Placement”). The Private Placement will be completed in two equal installments. The first installment of $135 million (the “First Closing”) in exchange for 188,442,211 shares of the Company’s common stock will be due at the closing of the Acquisition. The second installment (the “Second Closing”) of $135 million in exchange for 188,442,211 shares of the Company’s common stock will be due on the later of (i) 90 days after the First Closing and (ii) as soon as practicable after the conditions to the Second Closing are satisfied.

The Company will issue the $50 million convertible subordinated promissory note (the “Convertible Subordinated Note”) in favor of Allied as partial consideration for the Assets upon the closing of the Acquisition. The principal of the Convertible Subordinated Note will be deemed advanced in two equal $25 million tranches at each of the First Closing and Second Closing of the Private Placement. Interest on the Convertible Subordinated Note will accrue at a rate per annum of LIBOR plus 5%, payable quarterly in cash until the maturity of the Convertible Subordinated Note five years from the closing of the Acquisition. At the election of the holder, the Convertible Subordinated Note will be convertible into shares of the Company’s common stock at an initial conversion price of $0.7164 per share, subject to customary anti-dilution adjustments. The Convertible Subordinated Note will be subordinated to the Company’s existing and future senior indebtedness and will be subject to acceleration upon an Event of Default (as defined in the Convertible Subordinated Note) and to mandatory prepayment upon (i) the Company’s issuance of capital stock or incurrence of indebtedness, the proceeds of which the Company does not apply to repayment of senior indebtedness or (ii) any capital markets debt issuance to the extent the net proceeds of such issuance exceed $250 million.

The closing of the Acquisition is cross-conditioned upon (i) the Company’s receipt of the first $135 million cash investment from PIC upon the First Closing of the Private Placement, (ii) approval of the Transfer Agreement and the transactions contemplated thereby by (A) holders of at least a majority of all outstanding shares of common stock present in person, or voting by proxy, at a special meeting of the Company’s stockholders and (B) holders of at least a majority of all outstanding shares of common stock held by all of the holders of common stock excluding CEHL and its affiliates, (iii) acceptance of the listing of the Company’s stock on the Johannesburg Stock Exchange (the “JSE”); (iv) execution and delivery of a registration rights agreement and a right of first refusal and corporate opportunities agreement by the parties to the Acquisition; and (v) satisfaction of other customary conditions to closing.

Pursuant to the Transfer Agreement, the Company has made customary representations and warranties and agreed to certain covenants particular to the Acquisition, including an agreement to maintain, for a period of 42 months following the closing of the Acquisition, the Company’s listing of common stock on the JSE and one or more of the NYSE MKT or the London Stock Exchange and to enter into a registration rights agreement upon the closing of the Acquisition that will require the Company to file a registration statement covering the shares of common stock issued to Allied with the Securities and Exchange Commission (the “SEC”) within 60 days following the Second Closing. The Allied Parties also have made customary representations and warranties and agreed to various covenants, including an agreement to maintain Allied’s indigenous status under Nigerian law and to enter into a right of first refusal and corporate opportunities agreement upon the closing of the Acquisition, pursuant to which the Allied Parties will grant the Company, for a period of seven years and six months following the closing of the Acquisition, a right of first refusal with respect to certain restricted sales of licenses, leases and other contract rights by the Allied Parties and the exclusive right to pursue certain oil and gas exploration and production investment, acquisition or development opportunities in Africa of which the Allied Parties may become aware. With respect to the stockholder vote, CEHL has agreed to vote all of its shares of common stock (approximately 57% of the Company’s outstanding shares of common stock), in favor of the Transfer Agreement and the transactions contemplated thereby.

The Company and the Allied Parties also mutually agreed, conditional upon the closing of the Acquisition, to terminate the Purchase and Continuation Agreement, dated December 10, 2010, by and among the Company, CPL and the Allied Parties and to release each of their respective obligations thereunder. As consideration for such termination and mutual release, the Company agreed to make two separate $25 million cash payments (the “Milestone Payments”) to Allied within 15 days of the occurrence of each of the following events after the closing of the Acquisition: (i) the approval of a development plan by the Nigerian Department of Petroleum Resources with respect to the first new discovery of hydrocarbons in an area outside of the Oyo Field of the OMLs and (ii) the commencement of the first hydrocarbon production outside of the Oyo Field in commercial quantities. Allied may elect to receive each of the $25 million payments in shares of the Company’s common stock with an equivalent value instead of in cash. Allied will be deemed to have elected to receive shares of common stock in lieu of cash to the extent payment of the Milestone Payments in cash would materially adversely affect the Company's working capital position, or its ability to carry out its capital or then established regular cash dividend programs.

Because Dr. Kase Lawal, the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors (the “Board”), indirectly owns an interest in the Assets and entities that he may be deemed to control indirectly own or control approximately 57% of the Company’s common stock, the Board authorized a special committee composed entirely of independent and disinterested members of the Board (the “Special Committee”) to review, evaluate and negotiate (as it deemed appropriate) the Acquisition, the Private Placement, the other transactions contemplated by the Transfer Agreement or any alternatives. After evaluating the Acquisition, potential alternatives to the Acquisition and methods of financing the Acquisition, the Special Committee (i) determined that the transactions contemplated by the Transfer Agreement and the Share Purchase Agreement are advisable, fair to and in the best interests of the Company and its stockholders other than CEHL, Allied and their affiliates and (ii) recommended the transactions to the Board. Based on such recommendation of the Special Committee, the Board approved the Acquisition, the Private Placement and all transactions related thereto.

The Transfer Agreement condition that requires approval by the holders of at least a majority of all outstanding shares of common stock held by holders excluding CEHL and its affiliates cannot be waived. The Company has agreed that its Board will recommend to its stockholders that they approve the proposals to be put before them at a special meeting of stockholders to consider the transactions contemplated by the Transfer Agreement, unless the Special Committee or the Board gives notice of an “Adverse CEI Recommendation” upon the occurrence of an “Intervening Event” (as such terms are defined in the Transfer Agreement), in which case the Special Committee or the Board would have the right to withdraw, modify or amend such recommendation to the stockholders. Before the Special Committee or the Board may make an Adverse CEI Recommendation in response to an Intervening Event, the Company must provide Allied with two business days’ prior notice and identify the Intervening Event. The Transfer Agreement contains certain termination rights for Allied and the Company, including the Company’s right to terminate in the event of an Adverse CEI Recommendation.

The transactions described above are expected to be consummated in the first half of 2014 and are each cross-conditioned on each other and on stockholder and regulatory approval.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Transfer Agreement, including the exhibits thereto, a copy of which is attached hereto as Exhibit 2.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 1.01.

Share Purchase Agreement

On November 18, 2013, the Company entered into a share purchase agreement (the “Share Purchase Agreement”) with PIC for a $270 million equity investment to fund the cash portion of the Acquisition and a portion of anticipated capital expenditures thereafter. Pursuant to the Share Purchase Agreement, the Company will sell to PIC, in a private placement, an aggregate of 376,884,422 shares of common stock in consideration for an aggregate purchase price of $270 million, with such number of shares to be issued by the Company, and the consideration therefor to be delivered by PIC, in two equal installments. In connection with the investment by PIC, the Company has agreed to (i) list its common stock on the JSE, (ii) enter into a registration rights agreement that will require the Company to file a registration statement covering PIC’s shares of common stock with the SEC within 60 days following the Second Closing of the Private Placement and (iii) execute and deliver a stockholder agreement that would grant PIC the right to designate one director to the Company’s Board for so long as PIC holds at least 20% of the Company’s issued and outstanding shares of common stock. As described below, PIC’s anticipated equity ownership following the closing of the Acquisition and the Private Placement and, following the issuance of a special stock dividend to the Company’s existing stockholders, will be approximately 30% of all outstanding shares of the Company’s common stock.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Share Purchase Agreement, including the exhibits thereto, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 1.01.

Third Novation Agreement

On November 19, 2013, the Company’s wholly owned subsidiary CPL entered into the Third Agreement Novating Production Sharing Contract (the “Third Novation Agreement”) with Allied and CINL, pursuant to which all of Allied’s remaining interests in, and rights and obligations under, the PSC would be novated to CPL effective upon the closing of the Acquisition. Pursuant to the terms and conditions of the Novation Agreement, upon the closing of the Acquisition, CPL would assume and agree to be bound by all liabilities and obligations arising under the PSC in place of Allied and would release Allied from any such liabilities and obligations, except for Allied’s obligations to submit payments of taxes and royalties to the Federal Republic of Nigeria and certain other liabilities and obligations required by local law to remain with Allied.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Third Novation Agreement, including the exhibits thereto, a copy of which is attached hereto as Exhibit 10.2 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 1.01.

Anticipated Equity Ownership

In connection with the sale of shares of the Company’s common stock to PIC and to Allied in connection with the Private Placement and the Acquisition, and in order to achieve the post-closing share ownership percentages negotiated between the parties, the Company plans to declare a dividend in the form of additional shares of the Company’s common stock, equal to 1.435 shares per one share of common stock outstanding. The declaration of the stock dividend will not occur if the conditions to the transactions contemplated by the Transfer Agreement are not fulfilled. Following the issuance of shares in connection with the Acquisition, the Private Placement and the anticipated stock dividend, Allied and CEHL will own approximately 56.97% (or approximately 57.15%, including the shares owned by individuals controlling Allied and CEHL) of the outstanding common stock of the Company, PIC will own approximately 30% and the existing public stockholders of the Company not affiliated with Allied or CEHL will own approximately 13.03% (or approximately 12.85%, excluding the shares owned by individuals controlling CEHL and Allied). These anticipated pro forma ownership percentages exclude the 69,793,411 shares of common stock into which the Convertible Subordinated Note will be convertible and any shares of common stock issued under outstanding warrants, restricted stock awards and stock options from September 1, 2013 through the closing of the Acquisition.

Related Party Transactions

Dr. Kase Lawal, the Company’s Chief Executive Officer and Chairman of the Board, is a director of each of CEHL, CINL, and Allied. Dr. Lawal also directly owns 27.7% of CAMAC International Limited, which indirectly owns 100% of CEHL. Allied and CINL are each wholly owned subsidiaries of CEHL. As a result, Dr. Lawal may be deemed to have an indirect material interest in the transactions contemplated by the Transfer Agreement. Dr. Lawal recused himself from participating in the consideration and approval by the Company’s Board of such transactions. The Company, its officers, directors, certain principal stockholders, and other affiliates, and CAMAC are parties to the transactions or have the other relationships described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other filings with the SEC.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 regarding the Convertible Subordinated Note is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities

Pursuant to the Transfer Agreement, the Company will issue 497,454,857 shares of common stock to Allied as part of the purchase price upon completion of the Acquisition. Following the closing of the Acquisition, the Company may also potentially issue additional shares of common stock to Allied in the event that Allied elects to receive shares of common stock instead of cash in connection with the Milestone Payments.

Pursuant to the Share Purchase Agreement, the Company will issue an aggregate of 376,884,422 shares of common stock to PIC in consideration for an aggregate investment of $270 million in cash by PIC upon completion of the Private Placement.

Pursuant to the Convertible Subordinated Note, the Company may potentially issue up to 69,793,411 shares of common stock upon the holder’s election to convert all or any portion of the outstanding principal amount of, and/or any accrued and unpaid interest on, the Convertible Subordinated Note.

The information set forth under Item 1.01 is incorporated by reference into this Item 3.02.

The transactions described above do not involve any public offering and the securities issued in connection with the Acquisition and the Private Placement, and the securities that may be issued under the Convertible Subordinated Note, are exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder and, with respect to the securities to be issued in connection with the Private Placement, pursuant to Regulation S for offshore transactions involving non-U.S. persons. The securities described above will not be registered under the Securities Act or the securities laws of any other jurisdiction. Unless they are registered, the securities may be offered and sold only in transactions that are exempt from registration under the Securities Act and the securities laws of any other applicable jurisdiction. This exemption will be based on certain representations, warranties, agreements and covenants of Allied and PIC contained in the Transfer Agreement and the Share Purchase Agreement, respectively.

Item 7.01. Regulation FD Disclosure

On November 20, 2013, the Company issued a press release announcing the entry into the transactions described above and certain related matters. A copy of the Company’s press release, dated November 20, 2013, announcing the entry into the transactions described above and certain related matters is furnished herewith as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Section 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing. The information set forth in, or in any exhibit to, this Form 8-K shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Important Additional Information

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at a special meeting of the stockholders of the Company relating to the proposed transactions described above. The Company intends to file a definitive proxy statement with the SEC in connection with any such solicitation of proxies from the Company’s stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in the Company’s stock, restricted stock units and stock options is included in their SEC filings on Forms 3, 4, and 5, which can be found at the Company’s website at www.camacenergy.com in the section for “Investors.” More detailed information regarding the identity of potential participants at the special meeting, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the special meeting.  Information can also be found in the Company’s Annual Report on 10-K for the year ended December 31, 2012, filed with the SEC on April 15, 2013. The Company’s stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov.  Copies will also be available at no charge at the Company’s website at www.camacenergy.com or by writing to the Company at 1330 Post Oak Boulevard, Suite 2250, Houston, Texas 77056, Attn: Corporate Secretary.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits

Exhibit	Descriptions

2.1*	Transfer Agreement by and among CAMAC Energy Inc., CAMAC Energy Holdings Limited, CAMAC International (Nigeria) Limited and Allied Energy Plc.

10.1	Share Purchase Agreement by and between CAMAC Energy Inc. and Public Investment Corporation SOC Limited.

10.2	Third Agreement Novating Production Sharing Contract by and among Allied Energy Plc, CAMAC International (Nigeria) Limited and CAMAC Petroleum Limited.

99.1	Press Release announcing the transactions.

*	The Schedules to the Transfer Agreement have been omitted pursuant to Item 601(b) of Regulation S-K and will be provided to the SEC upon request.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 22, 2013	CAMAC Energy Inc.

/s/ Earl W. McNiel
Earl W. McNiel Senior Vice President and Chief Financial Officer

EXHIBITS

Exhibit	Descriptions

2.1*	Transfer Agreement by and among CAMAC Energy Inc., CAMAC Energy Holdings Limited, CAMAC International (Nigeria) Limited and Allied Energy Plc.

10.1	Share Purchase Agreement by and between CAMAC Energy Inc. and Public Investment Corporation SOC Limited.

10.2	Third Agreement Novating Production Sharing Contract by and among Allied Energy Plc, CAMAC International (Nigeria) Limited and CAMAC Petroleum Limited.

99.1	Press Release announcing the transactions.

*	The Schedules to the Transfer Agreement have been omitted pursuant to Item 601(b) of Regulation S-K and will be provided to the SEC upon request.